Exhibit 5.1

	ATTORNEYS AT LAW	Broomfield, CO 720 566-4000
	Five Palo Alto Square 3000 El Camino Real	Reston, VA 703 456-8000
	Palo Alto, CA 94306-2155	San Diego, CA 858 550-6000
	Main 650 843-5000 Fax 650 849-7400	San Francisco, CA 415 693-2000

www.cooley.com

March 1, 2006	BRETT D. WHITE (650) 843-5191 whitebd@cooley.com

Rackable Systems, Inc. 1933 Milmont Drive Milpitas, California 95035

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Rackable Systems, Inc. (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering an underwritten public offering of up to eight million six hundred twenty-five thousand (8,625,000) shares of common stock, which includes up to three million seven hundred thirty-five thousand eight hundred fifty (3,735,850) shares to be sold by the Company, including three hundred ninety-eight thousand eight hundred fifty (398,850) shares for which the underwriters have been granted an over-allotment option (the “Company Shares”), and up to four million eight hundred eighty-nine thousand one hundred fifty (4,889,150) shares to be sold by certain selling stockholders, including seven hundred twenty-six thousand one hundred fifty (726,150) shares for which the underwriters have been granted an over-allotment option (the “Selling Stockholders’ Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended to date, and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholders’ Shares and the Company Shares have been duly authorized by the Company, the Selling Stockholders’ Shares are, or upon exercise of applicable stock options in accordance with their terms will be, validly issued, fully paid and non-assessable, and the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be, validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ Brett D. White
Brett D. White